                                                                     EXHIBIT 21



                                 SUBSIDIARY LIST
                             AS OF NOVEMBER 23, 1998
                                  (PAGE 1 OF 1)



                                                  STATE OF                                         OWNERSHIP
        NAME OF SUBSIDIARY                      ORGANIZATION              OWNED BY                 PERCENTAGE
---------------------------------------------  ----------------    --------------------------    -------------
Diabetes Treatment Centers of America, Inc.          DE            American Healthcorp, Inc.          100%

Arthritis and Osteoporosis Care Center, Inc.         DE            American Healthcorp, Inc.          100%

American Healthcorp of Texas, Inc.                   DE            American Healthcorp, Inc.          100%
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